Exhibit 4

EXECUTION VERSION

This AMENDMENT TO THE SHAREHOLDERS AGREEMENT, dated as of June 13, 2016, (this “Amendment”), among NXP Semiconductors N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of The Netherlands, registered with the Dutch Chamber of Commerce under number 34253298 and having its corporate seat (statutaire zetel) in Eindhoven (the “Company”), and the shareholders of the Company whose names appear on the signature pages hereto (such shareholders, collectively, the “Investor”) hereby amends the Shareholders Agreement, dated as of December 7, 2015 (the “Shareholders Agreement”), by and among the Company and the Investor. Capitalized terms used herein but not otherwise defined shall have the meaning assigned such term in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.1 Amendment to Section 1.1(c)(iii). Section 1.1(c)(iii) of the Shareholders Agreement is hereby deleted in its entirety.

1.2 Participation in Sales of Shares. From the date hereof and ending on September 4, 2016, the parties hereto agree to the following:

(a) The Investor has the option, but not the obligation, to participate in any sales by the Blackstone Investor (the “Blackstone Sales”) on the same terms and conditions as the Blackstone Investor and on a pro rata basis. The Investor shall not sell any of its remaining Shares to be released pursuant to Section 1.2(c) hereof other than in connection with the Blackstone Sales.

(b) The Investor may continue to otherwise sell any remaining Shares released to the Investor on June 6, 2016.

(c) The Company agrees to use commercially reasonable efforts to cause its transfer agent, American Stock Transfer & Trust Company, LLC, to transfer as soon as reasonably practicable all remaining Shares beneficially owned by the Investor to a brokerage account designated by the Investor.

1.3 Counterparts. This Amendment may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

1.4 Shareholders Agreement. Except as expressly amended by this Amendment, the terms of the Shareholders Agreement (and each party’s rights and obligations thereunder) shall remain unchanged and continue in full force and effect.

1.5 Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment by their authorized representatives as of the date first above written.

NXP Semiconductors N.V.

By:	/s/ Guido Dierick
Name: Guido Dierick
Title: Executive Vice President and General Counsel

TPG PARTNERS IV — AIV, L.P.

By:	TPG GenPar IV-AIV, L.P., its general partner

By:	TPG Advisors IV-AIV, Inc., its general partner

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

TPG PARTNERS V — AIV, L.P.

By:	TPG GenPar V-AIV, L.P., its general partner

By:	TPG Advisors V-AIV, Inc., its general partner

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

TPG FOF V-A, L.P.

By:	TPG GenPar V, L.P., its general partner

By:	TPG GenPar V Advisors, LLC, its general partner

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

TPG FOF V-B, L.P.

By:	TPG GenPar V, L.P., its general partner

By:	TPG GenPar V Advisors, LLC, its general partner

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President